Exhibit F

1)	Why did you decide to go private?

•	Our Board of Directors conducted a strategic review, including evaluating a sale and continuing to operate as a standalone public company, as well as other strategic and financial alternatives.

•	After receiving and reviewing numerous proposals and indications of interest, as well as considering RPX’s current operations and future prospects, the Board is entirely confident that this transaction is the best path forward for RPX.

•	We believe that not having to meet the short-term expectations that public companies naturally have will allow us to better serve our clients and focus on long-term relationships with you.

2)	Are there issues at RPX that I should know about?

•	Not at all. We are excited about this transaction because, as a private company with strong financial support, we will gain added flexibility and resources to build on our position as the leading provider of patent risk management solutions.

•	Most importantly, we can focus even more sharply on serving the best interests of our clients.

3)	Are my patent licenses at risk?

•	Your patent licenses are not at risk, and we will continue to operate business as usual.

•	HGGC is a big believer in RPX’s strategy and sees long-term value and potential in RPX going forward.

•	Importantly, HGGC fully supports RPX’s decade-long commitment to never assert patents.

4)	What changes should I expect as a result of the transaction?

•	It will be business as usual.

•	The transaction is expected to close in the second or third quarter of 2018, and we’ll continue to keep you apprised of any updates.

•	We want to assure you that the entire RPX team is fully dedicated to continuing to expand our client network while delivering world class services to enable your continued success.

Notice to Investors and Security Holders

The tender offer for the outstanding common stock of RPX Corporation (“RPX”) related to the acquisition of RPX referred to in this communication has not yet commenced. This communication is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy the shares of RPX’s common stock will be made pursuant to an offer to purchase and related materials that Riptide Parent, LLC (“Parent”) and Riptide Purchaser, Inc. (“Purchaser”) intend to file with the Securities and Exchange Commission (the “SEC”). At the time the tender offer is commenced, Purchaser will file a Tender Offer Statement on Schedule TO with the SEC, and thereafter RPX will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. RPX, Purchaser and Parent will file other relevant materials in connection with the proposed acquisition of RPX by Purchaser pursuant to the terms of the merger agreement. RPX, Purchaser and Parent intend to mail these documents to the stockholders of RPX. All of the tender offer materials (and all other materials filed by RPX with the SEC) will also be available free of charge from the SEC through its website at www.sec.gov. INVESTORS AND STOCKHOLDERS OF RPX ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT OF RPX, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE TENDER OFFER OR WHETHER TO TENDER THEIR SHARES OF RPX COMMON STOCK PURSUANT TO THE OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION (INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER) AND THE PARTIES THERETO.

Forward-Looking Statements

Certain statements in this communication are forward-looking statements, including, without limitation, the statements made concerning the pending acquisition of RPX by Purchaser. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These statements reflect RPX’s current views concerning future events, including the planned completion of the tender offer and the anticipated merger, and are based on a number of assumptions that could ultimately prove inaccurate. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to RPX’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of RPX. Among others, the following factors could cause actual results to differ materially from those set forth in the forward-looking statements: (i) uncertainties as to the timing of the tender offer and the anticipated merger; (ii) uncertainties as to how many RPX stockholders will tender their shares of RPX common stock in the anticipated merger; (iii) the possibility that competing offers will be made, (iv) the possibility that various closing conditions for the transaction may not be satisfied or waived; (v) the risk that the merger agreement may be terminated in circumstances requiring RPX to pay a termination fee; (vi) risks related to obtaining the requisite consents to the tender offer and the anticipated merger, including, without limitation, the risk that a regulatory approval that may be required for the proposed transaction, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) and the German Act of Restraints of Competition 1957, as amended (GWB), is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (vii) the possibility that the transaction may not be timely completed, if at all; (viii) the risk that, prior to the completion of the transaction, if at all, RPX’s business and its relationships with employees, collaborators, vendors and other business partners could experience significant disruption due to transaction-related uncertainty; (ix) the risk that stockholder litigation in connection with the tender offer or the anticipated merger may result in significant costs of defense, indemnification and liability; and (x) the risks and uncertainties pertaining to RPX’s business, including those detailed under “Risk Factors” and elsewhere in RPX’s public periodic filings with the SEC, as well as the tender offer materials to be filed by Purchaser and the Solicitation/Recommendation Statement to be filed by RPX in connection with the tender offer. Other factors that could cause actual results to differ materially include those set forth in RPX’s SEC reports, including, without limitation, the risks described in RPX’s Annual Report on Form 10-K for its fiscal year ended December 31, 2017, which is on file with the SEC. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and RPX undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof, except as required by law.